10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period May 1, 2005 through October 31, 2005.

Fund
Income Advantage Fund
Security

Hawaiian Telcom Communications, Inc.
Advisor

EIMCO

Date

4/27/2005

Cost

$4,000,000

% of Offering Purchase

0.727%

Broker
Goldman, Sachs & Co.
Underwriting Syndicate Members
Wachovia Securities, Inc.


Fund

Income Advantage Fund

Security

Station Casinos, Inc.
Advisor

EIMCO

Date

6/1/2005

Cost

$6,365,063

% of Offering Purchase

3.113%

Broker

Banc of America Securities LLC
Underwriting Syndicate Members

Wells Fargo Securities

Fund

Income Advantage Fund

Security

Celestica, Inc.
Advisor

EIMCO

Date

6/16/2005

Cost

$5,250,000

% of Offering Purchase

2.100%

Broker

Banc of America Securities LLC
Underwriting Syndicate Members

Deutsche Bank Securities